EXHIBIT 10.1

August 20, 2012

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made on August 20, 2012, by and between Edward J. Lipkus, III, (“You”), residing at 119 Greenbrier Drive, Clarks Green, PA  18411 and First National Community Bank and all of its affiliates (“Company”), with its principal offices at 200 South Blakely Street, Dunmore, Pennsylvania, 18512. For purposes of this Agreement, all references to You shall also include, at all times and without limitation, Your heirs, executors, administrators, and assigns.  This Agreement was first provided to You by Company on August 20, 2012, for Your review and consideration and, if You choose, Your acceptance, in accordance with the terms set forth below.

WHEREAS, Your employment relationship with Company shall permanently and irrevocably end and terminate effective August 31, 2012, in accordance with the terms set forth herein; and

WHEREAS, the Company has provided You with notice and (and hereby confirms by this Agreement) its intention to separate you from employment; and

WHEREAS, Company has, in accordance with the terms set forth herein, agreed to provide You with a comprehensive severance package/special consideration, as set forth below, which package/consideration is well in excess of that to which You otherwise would be eligible or are entitled; and

WHEREAS, in exchange for the package/consideration and other benefits afforded to You by Company under this Agreement, You shall fully, finally and irrevocably release and discharge Company from any and all claims, causes of action, disputes or differences which You have or could or may have against Company, including, but not limited to, those which, in any way arise out of or relate to Your employment relationship with Company, and covering the entire breadth, range and period of that employment relationship, including its termination;

NOW, THEREFORE, with the intent to be legally bound, and in consideration of their mutual PROMISES, AGREEMENTS AND COVENANTS exchanged herein, You and Company hereby agree as follows:

1.                                      Your last day of employment with Company is Friday, August 31, 2012.  As of that date: (i) Your employment with Company shall permanently and irrevocably end and terminate, and (ii) neither party shall have further liability or responsibility to the other excepting only as specifically provided by the express terms of this Agreement, below.

2.                                      Upon and in consideration of (i) Your permanent separation from employment, (ii) Your voluntary and irrevocable acceptance of the terms of this Agreement, and (iii) Your voluntary and irrevocable release in favor of Company, all of which will be confirmed and accomplished by Your signing and returning this Agreement to Company in the required time period set forth in Paragraph 13(a), herein, You will receive Special Consideration from Company, as follows:

(a)                                 Special Severance in the form of salary continuation for the period commencing with the date of Your separation from employment with Company through and ending March 1, 2013 at Your last applicable rate of pay, less all applicable deductions and withholdings, payable in bi-weekly installments and in accordance with Company’s regular payroll practices with the first of such installment payments to be issued by Company on its first regular payday immediately following the date on which this Agreement is fully effective;

(b)                                 Continuation of Your group health insurance in the same Company-sponsored plan in which You and/or your eligible dependents are presently enrolled, through March 31, 2013 with contributions for same made by Company and by You proportionately and to the same extent as they have been made through the date of Your separation from employment;

(c)                                  Company confirms that it will not challenge Your eligibility for unemployment compensation (UC) benefits as a result of Your separation from employment with Company, but You acknowledge Your understanding that any ultimate determination regarding Your eligibility for UC benefits will be made by the applicable Commonwealth administrative agency or department.  You understand that You must provide all information required by such Commonwealth agency or department in connection with Your application, if any, for UC benefits, and that Company, likewise, will provide truthful and accurate factual information in response to a request for same by such agency or department.  You also confirm Your understanding that Company’s decision not to contest any application for UC benefits that You may file relating to Your separation from employment with Company does not guarantee that You will be determined eligible for UC benefits by the applicable Commonwealth administrative agency or department.

3.                                      Recoupment of Special Severance.  You agree to repay or return to Company the entire amount of the Special Severance paid to You pursuant to paragraph 2(a), above, in the event that either Company or a federal or state regulatory or law enforcement authority determines that You:

(a)                                 Have committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to Company that has had or is likely to have a material adverse effect on Company;

(b)                                 Were substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of Company or any insured depository institution subsidiary of Company;

(c)                                  Have materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on Company; or

(d)                                 Have violated or conspired to violate one or all of Sections 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of Title 18 of the United States Code, or Sections 1341 or 1343 of such Title affecting a federally insured financial institution as defined in Title 18 of the United States Code.

4.                                      You acknowledge and agree that the payments and benefits to be provided to You as Special Consideration under paragraph 2 (a) through (c) above, are in excess of any contractual and/or regularly-provided Company severance benefits to which You are otherwise entitled, and that such additional payments and benefits provide good, valuable and sufficient consideration to You for Your execution of this Agreement, and, in particular, for Your Release and Discharge as set forth in Paragraph 7 below.

5.                                      Regardless of whether You accept the terms of this Agreement, You will be paid, at Your last applicable salary rate, for any accrued and unused paid time attributable to You through Your date of separation from employment.

6.                                      As required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), after Your Company-sponsored group health insurance continuation coverage expires, pursuant to the terms of this Agreement, You will be afforded any right You may have by law to continue medical insurance coverage(s) for You and/or your eligible dependents, at Your own and sole expense, under the group insurance plan(s) in which You participate, which plan is maintained by Company, for a period of up to eighteen (18) calendar months, or any greater amount of time required by law, which further requirements, if any, shall be fully complied with by Company.  Information regarding COBRA coverage, including enrollment forms and premium quotations, will be sent to You separately at the appropriate time.

7.                                      (a)                                 You hereby waive, Release and forever Discharge ‘Company et. al.’ from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (all of which are, hereinafter, collectively referred to as “Claims”), which in any way relate to Your employment with Company and/or the termination of Your employment, which You do, may or could now or hereafter have, based upon facts existing as of this date, under any common law, federal, state or local law, regulation or order, including without limitation,

(i)  any and all Claims under:

(1)                 Title VII of the Civil Rights Act of 1964 (Title VII), as amended;

(2)                 The Age Discrimination in Employment Act (ADEA), as amended, including without limitation by the Older Workers’ Benefit Protection Act;

(3)                 The U. S. Civil Rights Act of 1991, as amended;

(4)                 Sections 1981 through 1988 of Title 42 of the U.S. Code, as amended;

(5)                 The Americans with Disabilities Act of 1990, as amended;

(6)                 The Genetic Information Nondiscrimination Act;

(7)                 The Worker Adjustment and Retraining Notification Act, as amended;

(8)                 The Fair Labor Standards Act, as amended;

(9)                 The Equal Pay Act, as amended;

(10)          The National Labor Relations Act, as amended;

(11)          The Employee Retirement Income Security Act of 1974, as amended;

(12)          The Occupational Safety and Health Act, as amended;

(13)          The Family and Medical Leave Act, as amended;

(14)          The Thirteenth and Fourteenth Amendments to the United States Constitution;

(15)          The Pennsylvania Human Relations Act, as amended;

(16)          The Pennsylvania Minimum Wage Act, as amended;

(17)          The Pennsylvania Wage Payment and Collection Law, as amended;

(18)          The Pennsylvania Whistleblowers’ Act, as amended;

(19)          Qui Tam actions under Chapter 37 of Title 31 of The U.S. Code;

(20)          Any other federal, state or local civil or human rights law, regulation or ordinance;

(21)          Any public policy, contract, tort or common law; and/or

(22)          Any statutory, common law or other basis for seeking or claiming costs, fees or other expenses, including attorneys’ fees.

(ii)      any and all claims for liability for any acts or omissions by Company that violate or may have violated Your rights under any contract; or any fair employment practices law; or any employee relations statute, executive law or ordinance; or under any other duty or obligation of any kind that the Company did have, may have had or should have had to You;

(iii)     any and all Claims relating to or arising out of any alleged tortious act, including but not limited to wrongful termination, intentional infliction of emotional distress and/or defamation;

(iv)               any and all Claims which may be alleged against or imputed to Company by You or by anyone acting on Your behalf; and

(v)                  all Claims for wages (including, but not limited to, all Claims for vacation, sick, holiday or personal days’ pay or severance pay), monetary and/or equitable relief, and/or employment or re-employment with Company in any position.

(b)                                 You explicitly agree that for purposes of Your Release and Discharge as set forth in paragraph 7 (a), above, the term ‘Company et. al.’ includes, at all times and without limitation, (i) all owners, partners, managers, supervisors, directors and agents of First National Community Bancorp or First National Community Bank, and (ii) any and all individuals and corporate, business, organizational and/or operational entities which, in whole or in part, are affiliated with First National Community Bancorp or First National Community Bank.

(c)                                  You hereby acknowledge and agree that the termination of Your employment relationship with Company is not currently and will not in the future be subject of any dispute, litigation, action or challenge of any kind whatsoever.

8.                                      (a)                                 You covenant and promise that You will not interfere in any way with Company’s business affairs, nor will You make any negative statements, references, disparaging remarks or the like, either orally or in writing, to any persons or organizations, or to any other third parties, concerning Company, or concerning the conduct, affairs, reputation, capabilities or integrity of Company.

(b)                                 You also shall keep secret all confidential information of and/or relating to Company, and shall not disclose them to anyone, other than Company’s CEO, except with Company’s written consent.  For the purpose of this provision, confidential information shall mean “any information in any form or format, (including verbal, documented, and/or electronically stored information) which (a) is not generally known to the public or within the business community; (b) was acquired or learned by You as a result of or in connection with Your employment with Company; and (c) relates to the business and/or affairs of Company.”  In addition, You shall deliver promptly to Company, specifically to its Human Resources Officer, Donald Ryan, and You shall no longer retain, personally or with or through any agent or representative, any documents or property that belong to Company or relate in any way to the business of Company that are, directly or indirectly, within Your possession or under Your control, including, without limitation, confidential memoranda, notes, records, reports and other documents (and all copies thereof).

(c)                                  You acknowledge and agree that provisions (a) and (b) above are essential elements of this Agreement, and, therefore, if You commit a material violation of either provision, Company shall be entitled to liquidated damages from You in the amount of Five Thousand ($5,000) Dollars for any such violation, in addition to any and all other damages and relief available at law or in equity.

(d)                                 You will inform Company about every instance of improper activity of which You are or become aware and will make a full report of such activity.  You will inform Company immediately if you are or become aware of any person’s intention to file an action against the Company, including a qui tam action.

9.                                      (a)                                 You hereby covenant and promise that You shall keep the terms of this Agreement completely confidential and shall not disclose them, directly or indirectly, personally or by agency, to any third party (excepting only the Company’s CEO), specifically including but not limited to any current or future Company employee or any current or future co-worker or colleague of Yours in any other employment or engagement You may have, any prospective future employer, any media person or entity, and the public in general.  You agree not to disclose that you have separated or are separating until Company makes an announcement of Your separation or to the extent that the Board or its authorized committee specifically permits such disclosure.  Unless specifically permitted by the Board or its authorized committee, You will not make any such disclosure to any Company employee, representative, customer, supplier or present or prospective Company business partner prior to the date Company makes such announcement.

(b)                                 Notwithstanding the foregoing, You may disclose the terms and existence of this Separation Agreement and General Release to Your immediate household family members, tax consultant (for the sole and exclusive purpose of obtaining financial advice and/or advice concerning the payment of taxes), and attorney (for the sole and exclusive purpose of obtaining legal advice), so long as (a) You inform the individual to whom such disclosure is made about the confidential nature of the information disclosed and (b) the individual to whom such disclosure is made agrees to keep the disclosed information strictly confidential in accordance with the terms of this paragraph; and

(c)                                  You acknowledge and agree that the confidentiality provision set forth in (a) and (b) above is an essential element of this Agreement, and, therefore, if You violate such provision, Company shall be entitled to liquidated monetary damages from You in the amount of Five Thousand ($5000) Dollars for each such violation, in addition to any and all other damages and relief available at law or in equity.

10.                               (a) In light of Your former position and role with Company, You agree, at no cost or charge to Company other than as set forth in this Agreement, to cooperate fully with Company and Company’s representatives (in person, by telephone, or in writing, as reasonably determined necessary by Company at the time) for a period of twelve (12) months following the effective date of this Agreement concerning matters or issues regarding the operations and affairs of Company in which You were involved and/or about which You have knowledge.

(b) You will, therefore, make Yourself available to Company and its representatives, upon reasonable advance notice, to discuss, debrief and/or consult with Company on such matters or issues in which You were involved and/or about which You have knowledge, relating to the operations and/or affairs of Company, including matters which were in a discussion or planning stage while You were employed with Company, and such other issues or questions as Company reasonably determines necessary through this period.

(c)  You shall make Yourself available at mutually convenient times and places, upon reasonable notice to give investigative interviews, depositions and trial testimony, and otherwise to assist the Company’s attorneys, in connection with the prosecution or defense of any legal proceedings, including investigations, involving the Company when You may have relevant knowledge or be a witness or participant due to Your relationship with the Company.  The Company will make reasonable efforts to accommodate any other obligations that You may have.  You shall cooperate with the Company in providing information with respect to all reports required to be filed by the Company with any government body, any other information that may be requested by any other government body or in connection with any government proceeding.  The Company shall pay Your reasonable out-of-pocket expenses incurred in connection with the above activities.

11.                               The provisions of this Agreement, including but not limited to the payments made by Company to You under and pursuant to this Agreement, are not intended to be, nor do they in any way or manner constitute, an express or implied admission by Company of any impropriety, illegality, or wrongdoing of any kind by Company, or violation of any law, statute or regulation with respect to any thing or matter whatsoever.

12.                               You hereby explicitly acknowledge that You have carefully read this Agreement and that only after doing so have You executed and delivered this Agreement, freely and voluntarily, with full knowledge and understanding of all material facts, statements, promises and agreements referenced and/or contained herein.

13.                               (a)                                 You acknowledge that You have been advised to seek independent advice and counsel in connection with this Agreement and have been advised to retain an attorney for such purpose, and that You have been afforded the time and opportunity necessary to seek such advice and counsel to the full extent You may so desired; and that You have been afforded until

September 11, 2012, which is at least twenty-one (21) days from the date on which You were provided with this Agreement, during which time You may consider this Agreement and decide whether You will voluntarily agree to and accept it.

(b)                                 You understand Your obligations and rights under this Agreement and, with such knowledge, You have entered into and executed this Agreement freely and voluntarily.

(c)                                  You have been further advised, and hereby acknowledge, that You fully understand that You may revoke this Agreement within seven (7) calendar days after the date of Your execution and delivery of it to Company, by notifying Company in writing of Your desire to revoke this Agreement, whereupon this Agreement shall be rendered null and void.  In accordance with Your revocation rights stated in the preceding sentence, the provisions of this Agreement, including any payment due to You hereunder, shall not be binding upon Company and shall not be effective until eight (8) calendar days after Your delivery to Company of this Agreement, with Your signature affixed hereto, and Your not having exercised Your right to revoke during the seven (7) calendar days immediately following said delivery.

14.                               This Agreement constitutes the comprehensive, final, complete and only agreement between You and Company with respect to the subject matters hereof, including both those issues which have been specifically addressed above and any which have not been specifically addressed above.  This Agreement supersedes any and all prior understandings and/or agreements between You and Company, written or verbal, including, but not limited to, any written, oral, actual or implied employment agreement between You and Company.  No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed and dated by Company and by You.

15.                               This Agreement shall be governed by and construed according to the laws of the United States and the Commonwealth of Pennsylvania.

16.                               Should any provisions or terms of this Agreement be declared or determined to be illegal or invalid by any court or agency having appropriate authority, the validity of the remaining words, phrases, sentences, clauses and provisions shall not be affected, and only the illegal or invalid term of provision shall be stricken from this Agreement.

IN WITNESS WHEREOF, the undersigned, having full authority to enter into this Agreement, acknowledge and execute this Agreement as of this date first set forth above.

Employee:		First National Community Bank:

By:	/s/ Edward J. Lipkus, III	By:	/s/ Donald H. Ryan
By:	Edward J. Lipkus, III	By:	Donald H. Ryan
Human Resources Officer

DATE: August 24, 2012		DATE: August 20, 2012